                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                            (AMENDMENT NO. ____)(1)


                                 INFORMAX, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45677N 20 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /  Rule 13d-1(b)

         / /  Rule 13d-1(c)

         /X/  Rule 13d-1(d)


----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 45677N 20 5            13G                         Page 2 of 14 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   PAUL CAPITAL PARTNERS VI HOLDINGS, A CALIFORNIA GENERAL PARTNERSHIP ("PCP VI HOLDINGS") 77-0489442
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                       (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA GENERAL PARTNERSHIP
-------------------------------------------------------------------------------
  NUMBER OF            5      SOLE VOTING POWER                               0
   SHARES          ------------------------------------------------------------
BENEFICIALLY           6      SHARED VOTING POWER                     1,110,550
  OWNED BY         ------------------------------------------------------------
   EACH                7      SOLE DISPOSITIVE POWER                          0
 REPORTING         ------------------------------------------------------------
PERSON WITH            8      SHARED DISPOSITIVE POWER                1,110,550

-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   1,110,550
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               5.7%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45677N 20 5                   13G                 Page 3 of 14 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   PAUL CAPITAL PARTNERS VI, L.P., A DELAWARE LIMITED PARTNERSHIP ("PCP VI ") 91-1910394
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                      (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                         5      SOLE VOTING POWER                             0
                     ----------------------------------------------------------
                         6      SHARED VOTING POWER
 NUMBER OF                      1,110,550 shares are held directly by PCP
  SHARES                        VI Holdings. PCP VI is the managing
BENEFICIALLY                    general partner of PCP VI Holdings.
  OWNED BY           ----------------------------------------------------------
   EACH                  7      SOLE DISPOSITIVE POWER                        0
 REPORTING           ----------------------------------------------------------
PERSON WITH              8      SHARED DISPOSITIVE POWER
                                1,110,550 shares are held directly by PCP
                                VI Holdings. PCP VI is the managing
                                general partner of PCP VI Holdings.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   1,110,550
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               5.7%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
-------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45677N 20 5                13G                     Page 4 of 14 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   PAUL CAPITAL MANAGEMENT, LLC, A DELAWARE LIMITED LIABILITY COMPANY ("PCM") 77-0407165
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                       (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE LIMITED LIABILITY COMPANY
-------------------------------------------------------------------------------
                         5      SOLE VOTING POWER                            0
                     ----------------------------------------------------------
                         6      SHARED VOTING POWER
 NUMBER OF                      1,110,550 shares are held directly by PCP
  SHARES                        VI Holdings. PCP VI is the managing
BENEFICIALLY                    general partner of PCP VI Holdings. PCM
 OWNED BY                       is the general partner of PCP VI.
   EACH              ----------------------------------------------------------
 REPORTING               7      SOLE DISPOSITIVE POWER                       0
PERSON WITH          ----------------------------------------------------------
                         8      SHARED DISPOSITIVE POWER
                                1,110,550 shares are held directly by PCP
                                VI Holdings. PCP VI is the managing
                                general partner of PCP VI Holdings. PCM
                                is the general partner of PCP VI.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                  1,110,550
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                               / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              5.7%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45677N 20 5               13G                   Page 5 of 14 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   CAROLL ARCHIBALD
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                       (a) / /       (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                          5     SOLE VOTING POWER                              0
                        --------------------------------------------------------
                          6     SHARED VOTING POWER
                                1,110,550 shares are held directly by PCP VI
                                Holdings.  PCP VI is the managing general
                                partner of PCP VI Holdings.  PCM is the general
 NUMBER OF                      partner of PCP VI.  Ms. Archibald is a manager
  SHARES                        of PCM.  Ms. Archibald disclaims beneficial
BENEFICIALLY                    ownership of the shares held directly by PCP VI
 OWNED BY                       Holdings.
   EACH                 --------------------------------------------------------
 REPORTING                7     SOLE DISPOSITIVE POWER                         0
PERSON WITH             --------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER
                                1,110,550 shares are held directly by PCP VI
                                Holdings.  PCP VI is the managing general
                                partner of PCP VI Holdings.  PCM is the general
                                partner of PCP VI.  Ms. Archibald is a manager
                                of PCM.  Ms. Archibald disclaims beneficial
                                ownership of the shares held directly by PCP VI
                                Holdings.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   1,110,550
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               5.7%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45677N 20 5              13G                     Page 6 of 14 Pages
------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WALTER FLAMENBAUM
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                      (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER                                0
                     ----------------------------------------------------------
                       6     SHARED VOTING POWER
                             1,110,550 shares are held directly by PCP VI
 NUMBER OF                   Holdings.  PCP VI is the managing general partner
  SHARES                     of PCP VI Holdings.  PCM is the general partner of
BENEFICIALLY                 PCP VI.  Mr. Flamenbaum is a manager of PCM.  Mr.
 OWNED BY                    Flamenbaum disclaims beneficial ownership of the
   EACH                      shares held directly by PCP VI Holdings.
 REPORTING            ---------------------------------------------------------
PERSON WITH            7     SOLE DISPOSITIVE POWER                           0
                     ----------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                             1,110,550 shares are held directly by PCP VI
                             Holdings.  PCP VI is the managing general partner
                             of PCP VI Holdings.  PCM is the general partner of
                             PCP VI.  Mr. Flamenbaum is a manager of PCM.  Mr.
                             Flamenbaum disclaims beneficial ownership of the
                             shares held directly by PCP VI Holdings.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                  1,110,550
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                               / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              5.7%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45677N 20 5                13G                    Page 7 of 14 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JEFF MOELIS
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                       (a) / /       (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER                              0
                       ---------------------------------------------------------
                         6     SHARED VOTING POWER
                               1,110,550 shares are held directly by PCP VI
 NUMBER OF                     Holdings.  PCP VI is the managing general partner
   SHARES                      of PCP VI Holdings.  PCM is the general partner
BENEFICIALLY                   of PCP VI.  Mr. Moelis is a manager of PCM.  Mr.
 OWNED BY                      Moelis disclaims beneficial ownership of the
   EACH                        shares held directly by PCP VI Holdings.
 REPORTING             ------- -------------------------------------------------
PERSON WITH              7     SOLE DISPOSITIVE POWER                         0
                       ------- -------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               1,110,550 shares are held directly by PCP VI
                               Holdings.  PCP VI is the managing general
                               partner of PCP VI Holdings.  PCM is the general
                               partner of PCP VI.  Mr. Moelis is a manager of
                               PCM.  Mr. Moelis disclaims beneficial ownership
                               of the shares held directly by PCP VI Holdings.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   1,110,550
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               5.7%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45677N 20 5                13G                 Page 8 of 14 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DAVID E. PARK
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                       (a) / /       (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER                              0
                       ---------------------------------------------------------
                         6     SHARED VOTING POWER
                               1,110,550 shares are held directly by PCP VI
 NUMBER OF                     Holdings.  PCP VI is the managing general partner
  SHARES                       of PCP VI Holdings.  PCM is the general partner
BENEFICIALLY                   of PCP VI.  Mr. Park is a manager of PCM.  Mr.
 OWNED BY                      Park disclaims beneficial ownership of the shares
   EACH                        held directly by PCP VI Holdings.
 REPORTING             ---------------------------------------------------------
PERSON WITH              7     SOLE DISPOSITIVE POWER                         0
                       ---------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               1,110,550 shares are held directly by PCP VI
                               Holdings.  PCP VI is the managing general
                               partner of PCP VI Holdings.  PCM is the
                               general partner of PCP VI.  Mr. Park is a
                               manager of PCM.  Mr. Park disclaims beneficial
                               ownership of the shares held directly by PCP VI
                               Holdings.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   1,110,550
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               5.7%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45677N 20 5                  13G                   Page 9 of 14 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   PHILIP S. PAUL
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                       (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------
                      5     SOLE VOTING POWER                                 0
                    -----------------------------------------------------------
                      6     SHARED VOTING POWER
                            1,110,550 shares are held directly by PCP VI
  NUMBER OF                 Holdings.  PCP VI is the managing general partner
   SHARES                   of PCP VI Holdings.  PCM is the general partner of
BENEFICIALLY                PCP VI.  Mr. Paul is a manager of PCM.  Mr. Paul
  OWNED BY                  disclaims beneficial ownership of the shares held
    EACH                    directly by PCP VI Holdings.
 REPORTING          -----------------------------------------------------------
PERSON WITH           7     SOLE DISPOSITIVE POWER                            0
                    -----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            1,110,550 shares are held directly by PCP VI
                            Holdings.  PCP VI is the managing general partner
                            of PCP VI Holdings.  PCM is the general partner of
                            PCP VI.  Mr. Paul is a manager of PCM.  Mr. Paul
                            disclaims beneficial ownership of the shares held
                            directly by PCP VI Holdings.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   1,110,550
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               5.7%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45677N 20 5                  13G                 Page 10 of 14 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BRYON T. SHEETS
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                       (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------
                      5     SOLE VOTING POWER                                 0
                    -----------------------------------------------------------
                      6     SHARED VOTING POWER
 NUMBER OF                  1,110,550 shares are held directly by PCP VI
  SHARES                    Holdings.  PCP VI is the managing general partner
BENEFICIALLY                of PCP VI Holdings.  PCM is the general partner of
 OWNED BY                   PCP VI.  Mr. Sheets is a manager of PCM.  Mr.
   EACH                     Sheets disclaims beneficial ownership of the shares
 REPORTING                  held directly by PCP VI Holdings.
PERSON WITH         -----------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER                            0
                    -----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            1,110,550 shares are held directly by PCP VI
                            Holdings.  PCP VI is the managing general partner
                            of PCP VI Holdings.  PCM is the general partner of
                            PCP VI.  Mr. Sheets is a manager of PCM.  Mr.
                            Sheets disclaims beneficial ownership of the shares
                            held directly by PCP VI Holdings.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   1,110,550
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               5.7%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45677N 20 5                 13G                 Page 11 of 14 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DAVID H. DE WEESE
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                       (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER                                0
                     ----------------------------------------------------------
                       6     SHARED VOTING POWER
                             1,110,550 shares are held directly by PCP VI
 NUMBER OF                   Holdings.  PCP VI is the managing general partner
  SHARES                     of PCP VI Holdings.  PCM is the general partner of
BENEFICIALLY                 PCP VI.  Mr. de Weese is a manager of PCM.  Mr. de
  OWNED BY                   Weese disclaims beneficial ownership of the shares
   EACH                      held directly by PCP VI Holdings.
 REPORTING           ----------------------------------------------------------
PERSON WITH            7     SOLE DISPOSITIVE POWER                           0
                     ----------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                             1,110,550 shares are held directly by PCP VI
                             Holdings.  PCP VI is the managing general partner
                             of PCP VI Holdings.  PCM is the general partner of
                             PCP VI.  Mr. de Weese is a manager of PCM.  Mr. de
                             Weese disclaims beneficial ownership of the shares
                             held directly by PCP VI Holdings.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   1,110,550
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               5.7%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
-------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                       Page 12 of 14 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     InforMax, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     6010 Executive Boulevard, 10th Floor
                     North Bethesda, MD 20852

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by PCP VI Holdings whose principal business address is 50 California Street, Suite 3000, San Francisco, CA 94111. Ms. Archibald and Messrs. Flamenbaum, Moelis, Park, Paul, Sheets and de Weese, all managers of PCM, with principal business address at 50 California Street, Suite 3000, San Francisco, CA 94111, are United States citizens. PCM is the general partner of PCP
                     VI. PCP VI is the managing general partner of PCP VI Holdings.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     45677N 20 5

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     PCP VI Holdings is a general partnership whose partners are PCP VI and Paul Capital Partners Associates, L.P., a Delaware limited partnership ("PCP Associates"). PCP VI is entitled to 85.5% of the shares held and PCP Associates is entitled to 14.5% of the shares held. Under certain circumstances set forth in the limited partnership agreements of PCP VI and PCP Associates, and the operating agreement of PCM, the general and limited partners and managers of such entities, may have the right to receive dividends on, or the proceeds from the sale of the Shares of InforMax, Inc. held by such entity. No such partner's or manager's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                                         Page 13 of 14 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2001

CAROLL ARCHIBALD                       PAUL CAPITAL MANAGEMENT, LLC,
WALTER FLAMENBAUM                      A DELAWARE LIMITED LIABILITY COMPANY
JEFF MOELIS
DAVID E. PARK
PHILIP S. PAUL
BRYON T. SHEETS
DAVID H. DE WEESE

Signature: /s/ Caroll Archibald       Signature: /s/ Caroll Archibald
           --------------------                 --------------------
           Caroll Archibald                      Caroll Archibald
           Attorney-in-Fact                      A Manager


                                      PAUL CAPITAL PARTNERS VI HOLDINGS,
                                      A CALIFORNIA GENERAL PARTNERSHIP

                                      By:   Paul Capital Partners VI, L.P.,
                                            a Delaware limited partnership,
                                            its Managing General Partner

                                      By:   Paul Capital Management, LLC,
                                            a Delaware limited liability
                                            company, its General Partner


                                      Signature: /s/ Caroll Archibald
                                                 --------------------
                                                 Caroll Archibald
                                                 A Manager

                                                           Page 14 of 14 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2001 containing the information required by Schedule 13G, for the Shares of InforMax, Inc., held by Paul Capital Partners VI Holdings, a California general partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 14, 2001

CAROLL ARCHIBALD                      PAUL CAPITAL MANAGEMENT, LLC,
WALTER FLAMENBAUM                     A DELAWARE LIMITED LIABILITY COMPANY
JEFF MOELIS
DAVID E. PARK
PHILIP S. PAUL
BRYON T. SHEETS
DAVID H. DE WEESE

Signature: /s/ Caroll Archibald       Signature: /s/ Caroll Archibald
           --------------------                  --------------------
           Caroll Archibald                      Caroll Archibald
           Attorney-in-Fact                      A Manager


                                      PAUL CAPITAL PARTNERS VI HOLDINGS,
                                      A CALIFORNIA GENERAL PARTNERSHIP

                                      By:   Paul Capital Partners VI, L.P.,
                                            a Delaware limited partnership,
                                            its Managing General Partner

                                      By:   Paul Capital Management, LLC,
                                            a Delaware limited liability
                                            company, its General Partner


                                      Signature: /s/ Caroll Archibald
                                                 --------------------
                                                 Caroll Archibald
                                                 A Manager